Exhibit (a)(3)

                              ARTICLES OF AMENDMENT
                                       OF
                             THE GABELLI ASSET FUND


     The Gabelli Asset Fund, a Massachusetts business trust, having its principal office at One Corporate Center, Rye, New York 10580 (the "Trust"), certifies as follows:

     FIRST: The Declaration of Trust of the Trust (the "Declaration of Trust") is hereby amended by deleting the words "equal proportionate" from the definition of "Shares" in Article SECOND thereof, so that such definition reads as follows:

            5. "Shares" means the units of interest into which the beneficial interest in the Trust shall be divided from time to time and includes fractions of Shares as well as whole Shares.

     SECOND: The Declaration of Trust of the Trust (the "Declaration of Trust") is hereby amended by deleting Article FOURTH thereof and inserting in its place the following:

                    FOURTH: The beneficial interest in the Trust shall at all times be divided into an unlimited number of transferable Shares. Contributions to the Trust may be accepted for, and Shares shall be redeemed as, whole Shares and/or 1/1,000ths of a Share or multiple thereof. The Board of Trustees of the Trust may classify and reclassify issued and unissued Shares into one or more classes and one or more sub-series of any or all of such classes, each of which classes and sub-series thereof shall, subject to the provisions set forth in (a) through (f) below, have such designations, powers, preferences, voting, conversion and other rights, limitations, qualifications and terms and conditions as the Board of Trustees of the Trust shall determine from time to time with respect to each such class or sub-series; provided, however, that no reclassification of any issued and outstanding Shares and no modifications of any of the designations, powers, preferences, voting, conversion or other rights, limitations, qualifications and terms and conditions of any issued and outstanding Shares may be made by the Board of Trustees without the approval of not less than a majority of the issued and outstanding Shares of all classes or sub-series (or, to the extent provided herein, each class or sub-series) affected by such reclassification or modification or, if less, not less than two-thirds of the Shares of such class or classes or sub-series or sub-series present and voting thereon at a meeting at which at least one-half of such issued and outstanding Shares are present and voting if such reclassification or such modifications in the aggregate would be materially adverse to the designations, powers, preferences, voting, conversion and other rights and terms and conditions then in effect for such class or classes or sub-series or sub-series.

                           (a) All consideration received by the Trust for the issue or sale of Shares of each such class, together with all income, earnings, profits and proceeds thereof, including any proceeds derived form the sale, exchange or liquidation thereof, and any funds or payments derived form any reinvestment of such proceeds in whatever form the same may be, together with such class' share of any assets of the Trust not otherwise allocated to any particular class, shall irrevocably belong to the class of Shares with respect to which such assets, payments, or funds were received by the Trust for all purposes, subject only to the rights of creditors, shall be so handled upon the books of account of the Trust, and are herein referred to as "assets belonging to" such class. Assets not otherwise allocated to any particular class shall belong to each class in the proportion that the aggregate net assets otherwise belonging to each such class bears to the aggregate net assets (other than such unallocated assets) of the Trust.

                           (b) Dividends or distributions on Shares of any such class, whether payable in Shares, in assets belonging to such class or in cash, shall be paid only out of earnings, surplus or other assets belonging to such class.

                           (c) In the event of the liquidation or dissolution of the Trust or of any such class, Shareholders of each affected class shall be entitled to receive, out of the assets of the Trust available for distribution to Shareholders, the assets belonging to such class; and the assets so distributable to the Shareholders of any such class shall be distributed among such Shareholders in proportion to the number of Shares of such class held by them and recorded on the books of the Trust, or, if such class has more than one sub-series, to the Shareholders of each such sub-series in an aggregate amount equal to the proportion of the aggregate net assets belonging to such class that the product of the net asset value per Share of such sub-series on the applicable date times the number of Shares of such sub-series outstanding on such date bears to the aggregate net assets belonging to such class and to each such Shareholder in proportion to the number of Shares of such sub-series held by such Shareholder and recorded on the books of the Trust.

                           (d) The assets belonging to any such class of Shares shall be charged with the liabilities allocable to such class. Liabilities not otherwise allocated to any particular class shall belong to each class in the proportion that the aggregate net assets belonging to each such class bears to the aggregate net assets of the Trust, in each case without taking such unallocated liabilities into account. The liabilities so allocated to a class are herein referred to as "liabilities belonging to" such class. The liabilities belonging to each class shall be further allocated to each sub-series of such class. The determination of the Board of Trustees shall be conclusive as to the amount of liabilities, including accrued expenses and reserves, as to whether any liabilities are allocable to one or more classes or one or more sub-series of a class, and as to the allocation of any of the same as to a given class or sub-series.

               (e) At all meetings of Shareholders, each shareholder of each Share of each such class of the Trust shall be entitled to one vote for each Share on each matter presented to Shareholders at any such meeting, irrespective of the class, standing in his name on the books of the Trust, except that where a vote of the holders of the Shares of any class or sub-series, or of more than one class or sub-series, or of only a certain class or sub-series of only certain classes or sub-series, voting by class or sub-series, is required by the 1940 Act, any rules or regulations thereunder or any plan adopted by the Board of Trustees pursuant thereto, and/or by Massachusetts law as to any matter, the holders of such class or classes or sub-series or sub-series, by class or sub-series, shall be entitled to vote upon such matter by class or sub-series and, to the extent so required, the holders of any other class or classes or sub-series or sub-series shall not be entitled to vote thereon. Any fractional Share, if any such fractional Shares are outstanding, shall carry proportionately all the rights of a whole Share, including the right to vote and the right to receive dividends.

               (f) When the Trust has more than one class of Shares outstanding,
     (i) the redemption rights provided to the holders of the Trust's Shares shall be deemed to apply only to the assets belonging to each respective class; and (ii) the net asset value per Share computation as provided for in Article SEVENTH shall be applied to each respective class and to each sub-series of each such class as if each such class were the Trust as referred to in such computation, but with its assets limited to the assets belonging to such class and its liabilities limited to the liabilities belonging to such class, with all such liabilities being allocated among the sub-series of such class in accordance with (d) above for purposes of determining the net asset value per Share of each such sub-series.

         THIRD: The Declaration of Trust of the Trust (the "Declaration of Trust") is hereby amended by adding the following at the end of Article
     FIFTH:

            7. The ownership of Shares shall be recorded in the books of the Trust or a transfer agent. The Trustees may make such rules as they consider appropriate for the transfer of Shares and similar matters. The record books of the Trust or any transfer agent, as the case may be, shall be conclusive as to who are the holders of Shares and as to the number of Shares held from time to time by each.

            8. The Trustees shall accept investments in the Trust from such persons and on such terms as they may from time to time authorize.

            9. Shareholders shall have no pre-emptive or other right to subscribe to any additional Shares or other securities issued by the Trust or the Trustees.

            10. There shall be no cumulative voting rights with respect to any Shares or class or sub-series of Shares of the Trust.

         FOURTH: The Declaration of Trust of the Trust (the "Declaration of Trust") is hereby amended by deleting sections 4 and 12 of Article EIGHTH thereof and inserting in their places the following:

            4. This Trust shall continue without limitation of time but subject to the provisions of sub-sections (a), (b) and (c) of this paragraph 4.

              (a) The Trustees, with the favorable vote of the holders of more than 50% of the outstanding Shares entitled to vote, or the favorable vote of the holders of more than 50% of the Shares of any affected class, may sell and convey as an entirety the assets of the Trust or of such class, (which sale may be subject to the retention of assets for the payment of liabilities and expenses) to another issuer for a consideration which may be or include securities of such issuer. Upon making provision for the payment of liabilities, by assumption by such issuer or otherwise, the Trustees shall distribute the remaining proceeds among the holders of the Shares of the Trust of such class, then outstanding in accordance with the provisions hereof.

              (b) The Trustees, with the favorable vote of the holders of more than 50% of the outstanding Shares entitled to vote, or the favorable vote of the holders of more than 50% of the Shares of any affected Series, may at any time sell and convert into money all the assets of the Trust or of any class. Upon making provisions for the payment of all outstanding obligations, taxes and other liabilities, accrued or contingent, of the Trust, the Trustees shall distribute the remaining assets of the Trust among the holders of the Shares of this Trust or such class, then outstanding in accordance with the provisions hereof.

              (c) If the action relates to the entire Trust, upon completion of the distribution of the remaining proceeds or the remaining assets as provided in sub-sections (a) and (b), the Trust shall terminate and the Trustees shall be discharged of any and all further liabilities and duties hereunder and the right, title and interest of all parties shall be cancelled and discharged.

              12. If authorized by vote of the Trustees and the favorable vote of the holders of more than 50% of the outstanding Shares entitled to vote on such matter, or by any larger vote which may be required by applicable law in any particular case, the Trustees shall amend or otherwise supplement this instrument, by making a Declaration of Trust supplemental hereto, which thereafter shall form a part hereof; however, any such supplemental declaration of Trust may be authorized by the vote of a majority of the Trustees then in office without any Shareholder vote to change the name of the Trust or to classify or reclassify, or to establish or modify the designations, powers, preferences, voting, conversion or other rights or limitations of, any issued and outstanding Shares to the extent provided by Article FOURTH; any supplemental Declaration of Trust may be executed by and on behalf of the Trust and the Trustees by any officer or officers of the Trust.

         FIFTH: This amendment was approved by a majority of the Trust's Board of Trustees and by a majority vote of the holders of shares of beneficial interest of the Trust currently outstanding at a special meeting of the Trust's shareholders duly convened on March 9, 1999, all in accordance with the Massachusetts Business Trust Law and the Declaration of Trust.

IN WITNESS WHEREOF, the Trust has caused these Articles of Amendment to be signed in its name and on its behalf on this 18th day of April 2000 by its President and Treasurer, who acknowledges that these Articles of Amendment are the act of The Gabelli Asset Fund and that to the best of his knowledge, information and belief and under penalties for perjury, all matters and facts contained herein are true in all material respects,

ATTEST:                             THE GABELLI ASSET FUND:


/s/James E. McKee                                    By: /s/Bruce N. Alpert
----------------------                                   ------------------
 (SEAL)
James E. McKee                                           Bruce N. Alpert
Secretary                                          President and Treasurer